CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation reference in this Registration Statement on Form S-8 of our report dated January 20, 2000, relating to the financial statement schedules of Exabyte Corporation, which appears on page 45 in Exabyte Corporation's Annual Report on Form 10-K for the year ended January 1, 2000.

/s/ PricewaterhouseCoopers LLP

PRICEWATERHOUSECOOPERS LLP

Denver, Colorado

June 16 2000